Exhibit 11.1 - Statement of Computation of Per Share Earnings

                                                   June 30,
                                                   --------

                                    2002(A)         2001(A)       2000(A)
                                    -------         -------       -------

BASIC:
Average shares outstanding         49,880,494     24,977,353     20,863,271

Net income (loss) applicable
  to Common Shares                $ 1,578,108    ($  293,169)   ($4,701,285)
                                  ===========    ===========    ===========
Per share amount                  $      0.03    ($     0.01)   ($     0.23)
                                  ===========    ===========    ===========

FULLY DILUTED:
Average shares outstanding
  disregarding dilutive
  outstanding stock options
  and warrants and conversion
  of debentures for each year      49,880,494     24,977,353     20,863,271

Dilutive stock options and
  warrants, based on the treasury
  stock method using the average
  market price                      2,685,171      1,637,441      2,168,747

Floating convertible
  debentures                        1,500,000      1,500,000      1,585,574
                                  -----------    -----------    -----------
Shares outstanding                 54,065,665     28,114,794     24,597,592
                                  ===========    ===========    ===========
Net income (loss)                 $ 1,578,108    ($  293,169)   ($4,701,285

Interest on Floating
  Convertible Debenture,
  net of taxes                        201,368         90,430        113,613
                                  -----------    -----------    -----------

Net income (loss) for fully
  diluted calculation             $ 1,779,476    ($   202,739)  ($4,587,672)
                                  ===========    ===========    ===========

Per share amount                  $      .033    ($    0.007)   ($    0.187)
                                  ===========    ===========    ===========

Note A: The fully-diluted calculation is submitted in accordance with Regulation S-K, Item 601(b)(11), although it is contrary to paragraph 13 of Statement of Financial Accounting Standards No. 128 because it produces an anti-dilutive result.